As filed with the Securities and Exchange Commission on September 6, 2017

Registration No. 333-211261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-211261

UNDER THE SECURITIES ACT OF 1933

Rocket Fuel Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

30-0472319
(I.R.S. Employer Identification No.)

2000 Seaport Blvd., Suite 400
Redwood City, CA 94063

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Randolph Wootton III
Rocket Fuel Inc.
2000 Seaport Blvd., Suite 400
Redwood City, CA 94063

(650) 595-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jeffrey B. Golden
Joshua M. Zachariah
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
(415) 439-1400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement of Rocket Fuel Inc., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                                          Registration Statement No. 333-211261, originally filed with the SEC on May 10, 2016, registering the issuance and sale of up to $50,000,000 of the Company’s common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants, debt securities, subscription rights and /or units, as amended by Amendment No. 1, filed with the SEC on July 6, 2016, as further amended by Amendment No. 2, filed with the SEC on August 9, 2016.

On July 17, 2017, the Company entered into an Agreement and Plan of Merger with Sizmek Inc., a Delaware corporation (“Parent”), and Fuel Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law. The Merger became effective at 8:32 a.m., New York City Time, on September 6, 2017, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 6, 2017. No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

ROCKET FUEL INC.

By:	/s/ E. Randolph Wootton III
E. Randolph Wootton III
Chief Executive Officer